SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated January 5, 2005

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas 75038
(972) 580-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Employment Agreement

Item 1.01 Entry Into a Material Definitive Agreement

     On January 5, 2005, Zale Delaware, Inc., a wholly-owned subsidiary of Zale Corporation (the “Company”), entered into an employment agreement with Paul G. Leonard. Under the employment agreement, Mr. Leonard is employed by the Company as its Group Senior Vice President and as the President of the Zales Jewelers Division at an annual base salary of not less than $375,000. Mr. Leonard is eligible to receive bonus compensation of up to 75% of his base salary in accordance with the terms and conditions of the Company’s Executive Bonus Program. In the event of a change of control (as defined in the employment agreement), resulting in the termination of Mr. Leonard’s employment, the Company shall pay him (1) an amount equal to three times his base salary, (2) an amount equal to three times the average annual bonus paid to him over the last two years, (3) all benefits under the Company’s various benefits plans for 36 months, and (4) a lump sum payment under the Company’s Executive Retirement Plan.

     The employment agreement will expire on July 31, 2007, unless earlier terminated in accordance with its terms by the Company or Mr. Leonard. In the event of an early termination of Mr. Leonard’s employment by reason of death or disability, the Company shall pay Mr. Leonard (or his estate) his base salary for a period of 12 months following termination. If the Company terminates Mr. Leonard’s employment without cause (as defined in the employment agreement), or if Mr. Leonard terminates his employment for a termination reason (as defined in the employment agreement), the Company shall pay him (1) his annual base salary for the greater of (A) the remainder of the original term of the agreement or (B) the time for which he would be entitled to severance under the Company’s severance policy, and (2) benefits under various benefit plans for a period of 12 months.

     A copy of the employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     The reporting of the entry into this agreement shall not be construed as an admission that the agreement is a material definitive agreement.

Item 9.01 Financial Statements and Exhibits

(c)	10.1	Employment Agreement with Paul G. Leonard

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Registrant

Date: January 12, 2005	By: /s/ MARK R. LENZ

Mark R. Lenz
Group Senior Vice President and
Chief Financial Officer